Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 27% increase in quarterly net income

LANSING, Mich., March 22, 2011 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of FY 2011, which ended Feb. 28, increased 27% from the previous year to $4,943,000 — or to $0.21 per share, compared to the prior year’s $0.17 per share.

Third quarter revenues increased 25% to $42,235,000, a record third quarter for the 28-year-old company, compared to the prior year’s $33,833,000. Year to date, nine-month revenues increased 27% in the current fiscal year to $129,088,000 from FY 2010’s $101,431,000. Current year-to-date net income for the same nine-month period increased 31% to $16,878,000 from $12,887,000 in FY 2010, or to $0.71 per share compared to the prior year’s $0.56 per share.

“We are very pleased to report our solid third quarter results, especially when considering the comparison to our outstanding third quarter performance last fiscal year,” said James Herbert, Neogen’s chief executive officer and chairman. “The fact that we are reporting a significant revenue increase this quarter is a testimony to the diversified nature of Neogen’s products, our synergistic acquisition strategy, and our international expansion.”

The third quarter was the 72nd consecutive profitable quarter from operations for the company, and the 76th quarter of the past 81 quarters to show increased revenues as compared with the previous year—including the last 24 consecutive quarters.

“Our strong third quarter growth was a mix of the accretive GeneSeek acquisition and solid same-store sales increases,” said Lon Bohannon, Neogen’s president and chief operating officer. “On the animal safety side, our comprehensive biosecurity marketing effort continues to gain traction as we achieved significant increases in sales of rodenticides, cleaners and disinfectants. We see these products as natural complements to our diagnostics, and as integral components in our overall mission to provide the best available food and animal safety solutions. On the food safety side, our recent internally developed or enhanced diagnostics for dairy antibiotics, foodborne pathogens, and sanitation monitoring all experienced substantial increases in the third quarter.”

For the quarter, operating income increased 40% to $8,065,000, and for the first nine months of the company’s 2011 fiscal year, Neogen’s operating income improved 37% to $27,290,000. Expressed as a percentage of revenues, year-to-date operating income for the current fiscal year improved to 21.1% compared to 19.6% in the prior year.

“As our consolidated balance sheet shows, Neogen continues to generate positive cash flow, and we now have more than $47 million in cash and investments to continue to pursue a wide variety of growth strategies,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “The quarter’s results provide further evidence of Neogen’s improving operational efficiencies, as our continuing cost control efforts resulted in a decline in operating expenses as a percentage of revenues during the comparative quarter from 34.6% in 2010 to 29.7% in 2011.”

Neogen’s Animal Safety Division led the company’s third quarter revenue increase, with sales up 53% from $14,115,000 in FY 2010 to $21,601,000 in the current year. For the current quarter, the division recorded organic sales growth of 17%. For the first nine months of FY 2011, the division’s sales increased 42% over the prior year to $64,862,000. The April 2010 acquisition of GeneSeek contributed to the division’s FY 2011 revenue increase, as the commercial agricultural genetics laboratory continued to exceed internal revenue expectations in its first year under Neogen’s ownership. Year to date, the overall Animal Safety Division has recorded organic growth of 10% compared to the prior year.

Sales of Neogen’s extensive line of agricultural cleaners and disinfectants substantially increased in the quarter, led by improving sales into livestock production markets in Central and South America, Asia, and Canada. Neogen’s line of BioSentry® biosecurity products and the line of DuPont products distributed by Neogen experienced significant sales increases. A successful sales program helped spur Neogen’s rodenticide sales to levels well in excess of prior year quarterly figures. The company’s Animal Safety Division also had large increases in its sales of life science diagnostics and veterinary instruments.

Despite a difficult comparison with the exceptional performance of the prior year’s third quarter, the Lansing, Mich.-based Food Safety Division’s third quarter revenues increased from $19,718,000 in FY 2010 to $20,634,000 in the current year. In the third quarter of the previous fiscal year, sales of Neogen’s food safety diagnostics spiked as the company helped corn producers and processors address a widespread vomitoxin outbreak in the United States. In the third quarter of FY 2011, Neogen’s sales of vomitoxin kits returned to pre-outbreak levels as the corn crop has returned to its more normal, relatively clean condition. For the first nine months of FY 2011, the division’s sales increased 15% over the prior year to $64,226,000.

The growth for the Food Safety Division was broad-based across multiple market segments and product lines for the quarter and on a year-to-date basis. Sales of capital equipment and disposable vials associated with Neogen’s Soleris® general microbial detection system exhibited strong growth in the quarter. The Soleris system allows for the accurate detection of spoilage organisms, such as yeast and mold, in much less time than traditional methods.

Scotland-based Neogen Europe continued to experience strong growth, up 16% in the quarter, as Neogen’s food safety products furthered market share gains throughout the European Union. The company’s Mexican subsidiary recorded an 87% sales increase compared to the prior year quarter, and Neogen’s new subsidiary in Brazil also experienced strong revenue growth in the quarter.

Neogen’s enhanced Reveal® line of tests for foodborne pathogens, including Salmonella, Listeria, and E. coli O157:H7, continued its sales growth, with each test recording sizable sales increases in the quarter. Sales of Neogen’s enhanced BetaStar® test to detect antibiotic residues in milk continued their rapid increase.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2011	2010	2011	2010
Revenue
Food Safety	$20,634	$19,718	$64,226	$55,639
Animal Safety	21,601	14,115	64,862	45,791

Total revenue	42,235	33,833	129,088	101,430
Cost of sales	21,647	16,372	63,245	48,177

Gross margin	20,588	17,461	65,843	53,253
Other expenses
Sales & marketing	7,044	6,795	22,060	19,172
Administrative	3,677	3,391	11,253	9,473
Research & development	1,802	1,526	5,240	4,687

Total other expenses	12,523	11,712	38,553	33,332

Operating income	8,065	5,749	27,290	19,921
Other income (expense)	(222)	32	(712)	66

Income before tax	7,843	5,781	26,578	19,987
Income tax	2,900	1,900	9,700	7,100

Net income	$4,943	$3,881	$16,878	$12,887
Net income per diluted share	$0.21	$0.17	$0.71	$0.56

Other information:
Shares to calculate per share	23,934	23,188	23,720	23,013
Depreciation & amortization	$1,357	$1,120	$3,941	$3,147
Interest income	13	34	70	68
Gross margin (% of sales)	48.7%	51.6%	51.0%	52.5%
Operating income (% of sales)	19.1%	17.0%	21.1%	19.6%
Revenue increase vs. FY 2010	24.8%	—	27.3%	—
Net income increase vs. FY 2010	27.4%	—	31.0%	—

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28 2011	May 31 2010
Assets
Current assets
Cash & investments	$47,627	$22,806
Accounts receivable	29,459	27,433
Inventory	31,397	31,316
Other current assets	4,248	4,465

Total current assets	112,731	86,020
Property & equipment	21,209	19,180
Goodwill & other assets	75,217	75,033

Total assets	$209,157	$180,233

Liabilities & Stockholders’ Equity
Current liabilities	$20,223	$17,033
Long-term debt	—	—
Other long-term liabilities	10,576	10,147
Stockholders’ equity-shares outstanding
23,190 in Feb. & 22,625 in May	178,358	153,053

Total liabilities & stockholders’ equity	$209,157	$180,233

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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